Contact:
Lea-Anne Matsuoka
877-723-2878
investorrelations@raesystems.com

RAE Systems Reports First Quarter Revenue of $8.2 Million

Profitable quarter reflects 11.5% growth in revenue over Q1 2003; company reaffirms 2004 revenue guidance of $38 to $42 million

SUNNYVALE, Calif. — May 3, 2004 — RAE Systems Inc. (AMEX: RAE), a leading global developer and manufacturer of rapidly-deployable, multi-sensor chemical detection monitors and networks for homeland security and industrial applications, today reported revenue for the quarter ended March 31, 2004 of $8.2 million compared to revenues of $7.3 million in the first quarter of 2003, an increase of 11.5%.

The growth in revenue was largely attributable to the continued expansion of the homeland defense market and repeat orders from the industrial and environmental sectors. Second quarter revenue is expected to increase to between $9.3 million and $9.7 million, partially due to a few contracts that were won near the end of March for which shipment was made in April.

Gross margins increased from 60.3% in the first quarter of 2003 to 63.6% in the first quarter of 2004 as a result of increased volume and sales of higher margin products. Consolidated net income for the first quarter of 2004 was $185,000, compared to net income of $775,000 for the same quarter in 2003.

General and administrative expenses, including legal fees and settlement costs, increased from $1.3 million for the quarter ended March 31, 2003 to $1.7 million for the quarter ended March 31, 2004, an increase of 34.1%. Non-cash accounting charges related to the issuances of options and warrants increased from $125,000 for the quarter ended March 31, 2003 to $405,000 for the same period in 2004. The increase to general and administrative expenses is also attributable to increased expenses to comply with the internal controls requirements of Section 404 of The Sarbanes-Oxley Act.

Sales and marketing expenses increased from $1.5 million in the first quarter of 2003 to $2.1 million for the same time period in 2004, an increase of 40.6%. The increase was attributable to additional costs associated with significantly increasing the sales infrastructure in Asia and Europe to position the company for future growth, and increased spending on wireless sensing solutions sales and marketing focus in the United States.

Research and development expenses increased from $706,000 for the quarter ended March 31, 2003 to $920,000 for the quarter ended March 31, 2004. Research and development costs increased by 30.3% to complete the development of the AreaRAE Gamma, the first wireless, networked, combined chemical and radiation detector; and RAEWatch, a wireless mesh network sensor system with a range of applications in cargo container security, transportation security and indoor air security.

“During the traditionally soft first quarter, RAE Systems continued to win new business and, importantly, repeat orders from existing customers,” said Robert I. Chen, president and CEO of RAE Systems. “Our solutions were chosen around the world for use in public safety and first response, environmental and indoor air quality monitoring, and industrial applications including fixed monitoring systems and confined space entry. We are reaffirming our guidance of $38 million to $42 million in revenue for the 2004 fiscal year, excluding acquisitions, with gross margins of 60% to 63%.”

Selected highlights of the first quarter include:

•	Increased worldwide adoptions, including Rapid Deployment Kits purchased by fire departments and HazMat organizations in the U.S., Europe and Australia

•	Environmental monitoring and indoor air quality purchases by industry and government agencies in China, Korea and Japan

•	Bo Andersson, a former RAE Systems board member, was appointed managing director of RAE Systems Europe. Sigrun Hjelmquist, a telecommunications veteran who was most recently president and CEO of Ericsson Components in Stockholm, Sweden, was selected to replace Mr. Andersson on the RAE Systems board of directors.

•	RAE Systems was deployed at several high profile public events such as New Year’s celebrations in New York, a major televised parade, and the Super Bowl.

•	On January 28, the company closed a follow-on offering of 8,050,000 shares of stock at $4.25 a share, with net proceeds of approximately $31.8 million.

About RAE Systems

RAE Systems is a leading global developer and manufacturer of rapidly-deployable, multi-sensor chemical detection monitors and networks for homeland security and industrial applications. In addition, RAE Systems offers a full line of portable single-sensor chemical and radiation detection products. RAE Systems’ products enable the military and first responders such as firefighters, law enforcement and other emergency management personnel to detect and provide early warning of weapons of mass destruction and other hazardous materials. Industrial applications include the detection of toxic industrial chemicals, volatile organic compounds and petrochemicals. RAE Systems’ products are used by many U.S. government agencies, including the Department of Homeland Security, the Department of Justice, and the Department of State, as well as all branches of the U.S. military, and by numerous city and state agencies. Our end users also include many of the world’s leading corporations in the airline, automotive, computer and oil industries. Our products are used in civilian and government atmospheric monitoring programs in over 50 countries. For more information about RAE Systems, please visit www.RAESystems.com

Safe Harbor Statement

This press release contains “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are denoted by such words as “expected to increase” and “guidance”. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the general economic and industry factors and receptiveness of the market to RAE and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

RAE Systems Inc. Condensed Consolidated Balance Sheets

	March 31, 2004	December 31, 2003

	(Unaudited)
Assets

Current Assets:
Cash and cash equivalents	$31,123,000	$7,512,000
Short-term investments	6,689,000	—
Accounts receivable, net of allowance for doubtful accounts
of $247,000 and $176,000, respectively	5,741,000	5,380,000
Accounts receivable from affiliate	139,000	—
Inventories	4,351,000	3,659,000
Prepaid expenses and other current assets	758,000	762,000
Deferred income taxes	666,000	666,000

Total Current Assets	49,467,000	17,979,000

Property and Equipment, net	1,926,000	1,748,000

Deposits and Other Assets	272,000	327,000

Investment in Unconsolidated Affiliate	441,000	509,000

	$52,106,000	$20,563,000

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$1,517,000	$1,611,000
Accounts payable to affiliate	—	594,000
Accrued expenses	2,170,000	2,159,000
Income taxes payable	783,000	948,000
Current portion of deferred revenue	69,000	67,000
Current portion of capital lease obligations	93,000	122,000

Total Current Liabilities	4,632,000	5,501,000

Deferred Revenue, net of current portion	90,000	102,000

Total Liabilities	4,722,000	5,603,000

Commitments and Contingencies

Shareholders’ Equity:
Common stock, $0.001 par value; 200,000,000 shares authorized;
55,601,349 and 46,824,626 shares issued and outstanding, respectively	56,000	47,000
Additional paid-in capital	51,051,000	18,753,000
Accumulated other comprehensive (loss) income	(61,000)	7,000
Accumulated deficit	(3,662,000)	(3,847,000)

Total Shareholders’ Equity	47,384,000	14,960,000

	$52,106,000	$20,563,000

RAE Systems Inc. Condensed Consolidated Statements of Income

	Three months ended March 31,
	2004	2003

	(Unaudited)	(Unaudited)

Net Sales	$8,182,000	$7,339,000

Cost of Sales	2,979,000	2,912,000

Gross Margin	5,203,000	4,427,000

Operating Expenses:
Sales and marketing	2,067,000	1,470,000
Research and development	920,000	706,000
General and administrative	1,635,000	1,188,000
Legal fees and settlement costs	77,000	89,000

Total Operating Expenses	4,699,000	3,453,000

Operating Income	504,000	974,000

Other Income (Expense):
Interest income	75,000	9,000
Interest expense	(4,000)	(8,000)
Other, net	17,000	1,000
Equity in loss of unconsolidated affiliate	(68,000)	(66,000)

Other Income (Expense), net:	20,000	(64,000)

Income Before Income Taxes	524,000	910,000

Income Taxes	339,000	135,000

Net Income	$185,000	$775,000

Basic Earnings Per Common Share	$0.00	$0.02

Diluted Earnings Per Common Share	$0.00	$0.02

Weighted-average common shares outstanding	52,874,797	45,637,578
Stock options and warrants	4,317,663	1,397,375

Diluted weighted-average common shares
outstanding	57,192,460	47,034,953